Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. APPOINTS SCOTT ST. JOHN AS
CHIEF CLAIMS OFFICER

St. Petersburg, FL - August 11, 2016 - United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today announced that the Company has appointed Scott St. John as its Chief Claims Officer effective August 22, 2016. Mr. St. John will be responsible for directing and leading all aspects of the Company’s claims operations.

Mr. St. John, 48, has over 25 years of industry-related experience, of which more than 15 years was spent at Fortune 100 companies that specialize in property and casualty insurance. Most recently, Mr. St. John served as the Eastern Property Field Zone Leader for Farmers Insurance Group (Farmers), a diversified U.S.based property and casualty insurance group with 2015 direct written premiums of over $19 billion. While at Farmers, Mr. St. John was responsible for managing all personal lines property claims in a 27 state region. Previously, Mr. St. John had served as the national manager of catastrophe operations for Farmers.

Mr. St. Johns holds a B.S. in Business Administration from The Ohio State University, as well as Chartered Property & Casualty Underwriter (CPCU) and Associate in Claims (AIC) designations.

“We’re thrilled to have an executive of Scott’s caliber and experience joining us as our first-ever Chief Claims Officer,” said John Forney, President and Chief Executive Officer of UPC Insurance. “We are confident that, under Scott’s leadership, our Claims Department will be a strength of our company as we continue our diversified growth strategy. His leadership skills and broad property claims experience, including running Farmers’ catastrophe operations during some major industry events, will serve Scott well in his new role at UPC Insurance.”

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. UPC Insurance writes and services property and casualty insurance in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com